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news release                                           [TENNECO AUTOMOTIVE LOGO]


   For Immediate Release


   Contacts:     Jane Ostrander
                 Media Relations
                 847 482-5607
                 jane.ostrander@tenneco-automotive.com

                 Leslie Hunziker
                 Investor Relations
                 847 482-5042
                 leslie.hunziker@tenneco-automotive.com


         TENNECO AUTOMOTIVE PRICES $125 MILLION OF SENIOR SECURED NOTES


Lake Forest, Illinois, December 8, 2003 - Tenneco Automotive (NYSE: TEN) announced today that it has priced a private offering of $125 million of 10.25% Senior Secured Notes due July 15, 2013.

The notes will be sold to investors at a premium of 13 percent above the face value, resulting in expected net proceeds to the company from the transaction of approximately $136 million, plus accrued interest from June 19, 2003. The offering is one component of the company's proposed refinancing of its existing $964 million senior credit facility, which will be replaced by a new $800 million senior credit facility and the issuance of the notes. Tenneco Automotive is undertaking this refinancing transaction to ensure the company's access to a long-term source of liquidity, thereby improving its financial flexibility, and to extend nearly all of its debt maturities to 2009 and beyond.

The notes will be senior secured obligations of Tenneco Automotive and will mature on July 15, 2013 with interest from June 19, 2003 payable semi-annually beginning on January 15, 2004. The notes will be guaranteed by each of




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Tenneco Automotive's material domestic wholly-owned subsidiaries who guarantee the senior credit facility. The notes and guarantees will be secured by a second priority lien, subject to certain exceptions, on substantially all the U.S. assets of Tenneco Automotive and of the subsidiary guarantors, respectively, that secure obligations under the senior credit facility.

The closing of the senior credit facility and the proposed notes issuance are each conditioned on the closing of the other. Although there can be no assurance, the company currently expects to complete these transactions by mid-December.

Tenneco Automotive is offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

This news release contains forward-looking statements concerning Tenneco Automotive's offering. Tenneco Automotive's ability to complete the transaction will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.


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